Exhibit 99.1

Encision Reports Second Quarter Fiscal Year 2020 Results

BOULDER, Colo., Nov. 6, 2019 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2020 second quarter that ended September 30, 2019.

The Company posted quarterly net revenue of $1.92 million for a quarterly net income of $30 thousand, or $0.00 per diluted share. These results compare to net revenue of $2.20 million for a quarterly net income of $12 thousand, or $0.00 per diluted share, in the year-ago quarter. Gross margin on net revenue was 55% in the fiscal 2019 and 2018 second quarters.

The Company posted six months net revenue of $3.85 million for a six months net loss of $152 thousand, or $(0.01) per diluted share. These results compare to net revenue of $4.601 million for a six months net income of $31 thousand, or $0.00 per diluted share, in the year-ago six months. Gross margin on net revenue was 51% in the fiscal 2019 six months and 54% in the fiscal 2018 six months. Gross margin on net revenue was lower in the fiscal 2019 six months as compared to the fiscal 2018 six months primarily as a result of significantly higher material costs, especially as a result of tariffs on our material costs and higher labor and overhead costs, per unit of inventory.

During the quarter, we entered into a loan and security agreement with Crestmark Bank. The loan is due on demand and has no financial covenants. Under the agreement, we were provided with a line of credit that is not to exceed the lesser of $1,000,000 or 85% of eligible accounts receivable. The interest rate is prime rate plus 1.5%, with a floor of 6.75%, plus a monthly maintenance fee of 0.4%, based on the average monthly loan balance. Interest is charged on a minimum loan balance of $500,000, a loan fee of 1% annually, and an exit fee of 3%, 2% and 1% during years one, two and three, respectively.

"For this fiscal year's second quarter, net revenue declined 12%. Although this is a disappointment, it was an improvement over the 20% decline of this fiscal year's first quarter," said Greg Trudel, President and CEO of Encision Inc. "Because of the significantly higher material costs that were a result of the U.S. tariffs and the resulting loss, during the quarter we implemented a reduction of personnel and departmental spending in excess of $1 million annualized. We expect that the reductions will return us to profitability. The return to profitability started in the second quarter, and we expect this to continue. Our confidence in our strategy to drive top line growth through new product introductions and channel expansion is unwavering."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net revenue	$1,924	$2,197	$3,853	$4,601
Cost of revenue	875	992	1,871	2,095
Gross profit	1,049	1,205	1,982	2,506
Operating expenses:
Sales and marketing	537	656	1,067	1,432
General and administrative	304	322	650	642
Research and development	173	187	409	353
Total operating expenses	1,014	1,165	2,126	2,427
Operating income (loss)	35	40	(144)	79
Interest expense and other expense, net	(5)	(28)	(8)	(48)
Income (loss) before provision for income taxes	30	12	(152)	31
Provision for income taxes	––	––	––	––
Net income (loss)	$ 30	$ 12	$(152)	$ 31
Net income (loss) per share—basic and diluted	$ 0.00	$0.00	$(0.01)	$0.00
Weighted average number of shares— basic	11,558	10,683	11,558	10,683
Weighted average number of shares— diluted	11,592	10,718	11,558	10,711

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	September 30, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$ 142	$ 273
Restricted cash	––	25
Accounts receivable, net	968	1,009
Inventories, net	1,343	1,473
Prepaid expenses	80	130
Total current assets	2,533	2,910
Equipment, net	226	250
Patents, net	239	249
Right of use asset	1,131	––
Other assets	19	19
Total assets	$ 4,148	$ 3,428
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 313	$ 579
Accrued compensation	201	296
Other accrued liabilities	100	126
Line of credit	93	––
Accrued lease liability	209	––
Total current liabilities	916	1,001
Accrued lease liability	1,017	––
Deferred rent	––	75
Total liabilities	1,933	1,076
Common stock and additional paid-in capital	24,217	24,202
Accumulated (deficit)	(22,002)	(21,850)
Total shareholders' equity	2,215	2,352
Total liabilities and shareholders' equity	$ 4,148	$ 3,428

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	September 30, 2019	September 30, 2018
Operating activities:
Net income (loss)	$ (152)	$ 31
Adjustments to reconcile net income (loss) to cash generated by (used in) operating activities:
Depreciation and amortization	80	92
Share-based compensation expense	15	26
(Recovery from) doubtful accounts, net	(1)	(1)
(Recovery from) provision for inventory obsolescence, net	(12)	4
Changes in operating assets and liabilities:
Right of use asset	20	––
Accounts receivable	42	(143)
Inventories	142	65
Prepaid expenses and other assets	50	(24)
Accounts payable	(265)	103
Accrued compensation and other accrued liabilities	(122)	(90)
Net cash generated by (used in) operating activities	(203)	63

Investing activities:
Acquisition of property and equipment	(43)	(10)
Patent costs	(3)	(5)
Net cash (used in) investing activities	(46)	(15)

Financing activities:
Borrowings from credit facility, net change	93	––
Net cash generated by financing activities	93	––

Net increase (decrease) in cash, cash equivalents and restricted cash	(156)	48
Cash, cash equivalents and restricted cash, beginning of period	298	139
Cash, cash equivalents and restricted cash, end of period	$ 142	$ 187